Exhibit 99.1
FOR IMMEDIATE RELEASE

COMPANY CONTACT:	PRESS CONTACT:
Kristina McMenamin	Guy Lawrence
W. P. Carey & Co. LLC	Ross & Lawrence
212-492-8995	212-308-3333
kmcmenamin@wpcarey.com	gblawrence@rosslawpr.com
W. P. Carey Announces Third Quarter Financial Results
Group Investment Volume Surpasses $1 Billion
New York, NY — November 1, 2007 — Investment firm W. P. Carey & Co. LLC (NYSE: WPC) today reported financial results for the third quarter and nine months ended September 30, 2007.
Assets under management at the end of the third quarter were valued at approximately $8 billion — an increase of approximately $1.2 billion or 18% from the third quarter of 2006. Since 2001, our assets under management have had an annual compound growth rate of 24%.
QUARTERLY AND NINE-MONTH RESULTS
•	Total revenues net of reimbursed expenses for the third quarter of 2007 were $52.4 million, compared to $38.5 million for the third quarter of 2006. Total revenues net of reimbursed expenses for the nine months increased 67% to $201.4 million, as compared to $120.5 million for the third quarter of 2006. Reimbursed expenses are excluded from total revenues because they have no impact on net income.

•	Net income for the third quarter of 2007 increased to $20.4 million, as compared to $14.3 million for the same period in 2006. Net income for the nine months increased 72% to $73.2 million, as compared to $42.7 million in 2006.

•	Diluted earnings per share (EPS) for the third quarter of 2007 increased to $0.53, as compared to $0.37 for the same period in 2006. Diluted EPS for the nine months increased 73% to $1.90, as compared to $1.10 for the same period in 2006.

•	Funds from operations (FFO) for the third quarter of 2007, as per the attached table, increased to $0.81 per diluted share, or $32.2 million, as compared to $0.59 per diluted share, or $23.3 million, for the comparable period in 2006. FFO for the nine months increased 77% to $130.4 million, or $3.28 per diluted share, as compared to $73.7 million, or $1.88 per diluted share, for the comparable period in 2006.

•	Cash flows from operating activities for the nine months decreased to $24.9 million, as compared to $48.9 million for 2006, primarily as a result of payment in 2007 of taxes totaling $21 million on revenue earned in the fourth quarter of 2006 in connection with the CPA®:12/CPA®:14 merger.
OUT OF PERIOD ADJUSTMENT
•	During the third quarter of 2007, we determined that a longer schedule of depreciation/amortization of assets in certain of our equity method investment holdings should appropriately be applied to reflect the lives of the underlying assets rather than the expected holding period of these investments. That determination resulted in a one-time cumulative out of period adjustment in the third quarter of 2007. The effect of this adjustment was to increase Income from continuing operations before income taxes for the third quarter of 2007 by approximately $5.7 million and Net income by approximately $4.8 million. There was no associated net impact on our Cash flow from operations or on our supplemental business metrics including EBITDA, FFO, and Adjusted cash flow from operations.

SUPPLEMENTAL PERFORMANCE METRICS
•	Earnings before interest, taxes, depreciation and amortization (EBITDA) from our investment management segment totaled $0.50 per diluted share, or $20 million this quarter, an increase over EBITDA of $0.35 per diluted share, or $14 million, in the third quarter of 2006. For the nine months, EBITDA from this segment increased 133% to $95.1 million, or $2.39 per diluted share, from $40.7 million, or $1.04 per diluted share for the comparable period in 2006.

•	FFO from our real estate ownership segment in the third quarter of 2007 increased to $0.38 per diluted share, or $15.2 million, from $0.34 per diluted share, or $13.4 million in the third quarter of 2006. For the nine months, FFO from this segment increased 7% to $46.9 million, or $1.18 per diluted share, from $43.9 million, or $1.12 per diluted share for the comparable period in 2006.

•	For the nine months ended September 30, 2007, adjusted cash flow from operations totaled $68.1 million, as compared to $59.1 million for the previous period.

•	Further information concerning these non-GAAP supplemental performance metrics is presented in the accompanying tables.
DISTRIBUTIONS AND SHARE REPURCHASE
•	The Board of Directors raised the quarterly cash distribution to $0.472 per share for the third quarter, which was paid on October 15, 2007 to shareholders of record as of September 28, 2007.

•	The Board approved the repurchase of an additional $20 million of common stock under our share repurchase program. The Board also approved an extension of this program from December 31, 2007 to March 31, 2008. We are now authorized to repurchase up to $40 million of our common stock in the open market through March 31, 2008 as conditions warrant.
RESTRUCTURING PLAN COMPLETE
•	W. P. Carey has completed its restructuring plan which was designed to simplify tax reporting for existing and new shareholders and ultimately broaden our potential investor base. For investors who initially purchase shares on or after October 1, 2007, the Schedule K-1 received for the 2007 tax year will reflect the revised structure, which is intended to eliminate UBTI (unrelated business taxable income) and shareholder filing of state and local tax returns.
INVESTMENT ACTIVITY
•	In the third quarter of 2007, we structured investments totaling approximately $214 million on behalf of our CPA® series of funds. Approximately 53% of these transactions were international. We structured investments totaling approximately $950 million on behalf of our CPA® REITs through the end of September.
•	For the nine months ended September 30, 2007, the W. P. Carey Group’s total investment volume was approximately $1 billion.
“We are very pleased with our strong third quarter and year-to-date results and the fact that our Group’s investment volume has reached $1 billion,” said President and Chief Executive Officer, Gordon F. DuGan. “We see opportunity in the slow down of the debt markets; as traditional forms of financing are harder to come by, we believe sale-leasebacks will continue to be an attractive source of financing. As we move forward to the end of 2007 and into 2008, we continue to be very well-positioned with a solid balance sheet, good cash flows and in a strong financial position.”
CONFERENCE CALL & WEBCAST
Please call at least 10 minutes prior to call to register
Time: Thursday, November 1, 2007 at 11:00 AM (ET)
Call-in Number: 1-877-407-0782
(International) +1-201-689-8567
Webcast: www.wpcarey.com/earnings
Podcast: www.wpcarey.com/podcast
Available after 2:00 PM (ET)
Replay Number: 1-877-660-6853
(International) +1-201-612-7415
Replay Access Codes: Account # 286 and Conference ID # 254758. Please note that both access codes are required for playback. Replay available until November 15, 2007 at midnight ET.
W. P. Carey & Co. LLC
Founded in 1973, W. P. Carey & Co. LLC is a leading global provider of long-term net lease financing for companies worldwide. With approximately $9.7 billion in assets and over $5 billion in equity capital, the Company and its CPA® series of income generating real estate funds specialize in helping companies and private equity firms realize the capital tied up in their real estate assets. The W. P. Carey Group owns more than 850 commercial and industrial properties in 14 countries, representing approximately 100 million square feet. www.wpcarey.com
Individuals interested in receiving future updates on W. P. Carey via e-mail can register at www.wpcarey.com/alerts.

This press release contains forward-looking statements within the meaning of the Federal securities laws. A number of factors could cause the Company’s actual results, performance or achievement to differ materially from those anticipated. Among those risks, trends and uncertainties are the general economic climate; the supply of and demand for office and industrial properties; interest rate levels; the availability of financing; and other risks associated with the acquisition and ownership of properties, including risks that the tenants will not pay rent, or that costs may be greater than anticipated. For further information on factors that could impact the Company, reference is made to the Company’s filings with the Securities and Exchange Commission.

W. P. CAREY & CO. LLC
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Revenues
Asset management revenue	$18,648	$14,364	$63,886	$43,478
Structuring revenue	9,778	3,434	67,809	15,788
Reimbursed costs from affiliates	3,422	13,762	10,141	36,654
Lease revenues	19,845	18,191	59,112	54,157
Other real estate income	4,159	2,514	10,574	7,046

	55,852	52,265	211,522	157,123

Operating Expenses
General and administrative	(12,345)	(8,800)	(47,838)	(29,829)
Reimbursable costs	(3,422)	(13,762)	(10,141)	(36,654)
Depreciation and amortization	(6,246)	(5,912)	(20,035)	(17,784)
Property expenses	(2,725)	(2,333)	(6,038)	(5,346)
Other real estate expenses	(2,255)	(1,381)	(6,080)	(4,414)

	(26,993)	(32,188)	(90,132)	(94,027)

Other Income and Expenses
Other interest income	1,287	831	5,528	2,369
Income from equity investments in real estate and CPA® REITs	8,945	2,932	13,312	5,726
Minority interest in (income) loss	(555)	40	(4,027)	(568)
Gain on sale of securities, foreign currency transactions and other, net	1,029	245	1,384	5,723
Interest expense	(5,618)	(4,395)	(16,150)	(13,324)

	5,088	(347)	47	(74)

Income from continuing operations before income taxes	33,947	19,730	121,437	63,022
Provision for income taxes	(11,519)	(5,580)	(49,041)	(16,300)

Income from continuing operations	22,428	14,150	72,396	46,722

Discontinued Operations
Income (loss) from operations of discontinued properties	298	340	2,198	(506)
(Loss) gain on sale of real estate, net	—	(185)	962	(185)
Impairment charges on assets held for sale	(2,317)	—	(2,317)	(3,357)

(Loss) income from discontinued operations	(2,019)	155	843	(4,048)

Net Income	$20,409	$14,305	$73,239	$42,674

Basic Earnings (Loss) Per Share
Income from continuing operations	$0.58	$0.38	$1.90	$1.24
(Loss) income from discontinued operations	(0.05)	—	0.02	(0.11)

Net income	$0.53	$0.38	$1.92	$1.13

Diluted Earnings (Loss) Per Share
Income from continuing operations	$0.58	$0.37	$1.88	$1.20
(Loss) income from discontinued operations	(0.05)	—	0.02	(0.10)

Net income	$0.53	$0.37	$1.90	$1.10

Weighted Average Shares Outstanding
Basic	38,298,979	38,034,590	38,117,280	37,880,778

Diluted	39,601,853	39,303,948	39,718,522	39,215,134

Distributions Declared Per Share	$0.472	$0.456	$1.401	$1.362

W. P. CAREY & CO. LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Nine months ended September 30,
	2007	2006
Cash Flows — Operating Activities
Net income	$73,239	$42,674
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization including intangible assets and deferred financing costs	21,140	19,063
Income from equity investments in real estate in excess of distributions received	(9,269)	(324)
Gain on sale of real estate and investments, net	(962)	(4,615)
Minority interest in income	4,027	568
Straight-line rent adjustments	2,045	2,343
Management income received in shares of affiliates	(43,415)	(23,721)
Unrealized gain on foreign currency transactions, warrants and securities	(1,279)	(781)
Impairment charges	2,317	3,357
Realized gain on foreign currency transactions	(105)	(142)
Stock-based compensation expense	3,795	2,520
Decrease in deferred structuring revenue receivable	16,164	12,543
Increase in structuring revenue receivable	(50,253)	(3,039)
Increase in income taxes, net	8,465	445
Net changes in other operating assets and liabilities	(1,016)	(2,031)

Net cash provided by operating activities	24,893	48,860

Cash Flows — Investing Activities
Distributions received from equity investments in real estate in excess of equity income	24,358	4,669
Purchases of real estate and equity investments in real estate	(40,845)	(150)
Capital expenditures	(11,768)	(4,194)
Loan to affiliate	(8,676)	(84,000)
Proceeds from repayment of loan to affiliate	8,676	84,000
Proceeds from sales of property and investments	6,014	32,350
Funds placed in escrow in connection with the sale of property	(3,315)	(9,314)
Payment of deferred acquisition revenue to affiliate	(524)	(524)

Net cash (used in) provided by investing activities	(26,080)	22,837

Cash Flows — Financing Activities
Distributions paid	(53,432)	(51,590)
Contributions from minority interests	1,181	1,646
Distributions to minority interests	(1,295)	(5,415)
Scheduled payments of mortgage principal	(13,854)	(9,191)
Proceeds from mortgages and credit facilities	150,383	83,000
Prepayments of mortgage principal and credit facilities	(70,590)	(92,971)
Release of funds from escrow in connection with the financing of properties	—	4,031
Payment of financing costs	(1,317)	(815)
Proceeds from issuance of shares	4,532	6,251
Excess tax benefits associated with stock-based compensation awards	1,352	193
Repurchase and retirement of shares	(21,104)	(1,935)

Net cash used in financing activities	(4,144)	(66,796)

Change in Cash and Cash Equivalents During the Period
Effect of exchange rate changes on cash	291	84

Net (decrease) increase in cash and cash equivalents	(5,040)	4,985
Cash and cash equivalents, beginning of period	22,108	13,014

Cash and cash equivalents, end of period	$17,068	$17,999

W. P. CAREY & CO. LLC
Financial Highlights (Unaudited)
(in thousands, except share and per share data)
These financial highlights include non-GAAP financial measures, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), funds from operations (“FFO”) and adjusted cash flow from operating activities. A description of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP measures is provided on the following pages.

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
EBITDA
Investment management	$19,961	$13,989	$95,051	$40,729
Real estate ownership	17,454	16,446	57,105	49,835

Total	$37,415	$30,435	$152,156	$90,564

FFO
Investment management	$17,040	$9,903	$83,450	$29,772
Real estate ownership	15,184	13,370	46,905	43,882

Total	$32,224	$23,273	$130,355	$73,654

EBITDA Per Share (Diluted)
Investment management	$0.50	$0.35	$2.39	$1.04
Real estate ownership	0.44	0.42	1.44	1.27

Total	$0.94	$0.77	$3.83	$2.31

FFO Per Share (Diluted)
Investment management	$0.43	$0.25	$2.10	$0.76
Real estate ownership	0.38	0.34	1.18	1.12

Total	$0.81	$0.59	$3.28	$1.88

Adjusted Cash Flow From Operating Activities
Adjusted cash flow			$68,098	$59,053

Adjusted cash flow per share (diluted)			$1.71	$1.51

Distributions paid			$53,432	$51,590

Payout ratio (distributions paid/adjusted cash flow)			78%	87%

W. P. CAREY & CO. LLC
Reconciliation of Net Income to EBITDA (Unaudited)
(in thousands, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Investment Management
Net income	$12,685	$7,002	$49,174	$20,394
Adjustments:
Provision for income taxes	11,171	5,509	47,685	15,937
Depreciation and amortization(1)	(3,895)	1,478	(1,808)	4,398

EBITDA — investment management	$19,961	$13,989	$95,051	$40,729

EBITDA per share (diluted)	$0.50	$0.35	$2.39	$1.04

Real Estate Ownership
Net income	$7,724	$7,303	$24,065	$24,065
Adjustments:
Interest expense	5,618	4,395	16,150	13,324
Provision for income taxes	348	71	1,356	363
Depreciation and amortization(1)	3,606	4,434	15,308	13,386
Reconciling items attributable to discontinued operations	158	243	226	482

EBITDA — real estate ownership	$17,454	$16,446	$57,105	$49,835

EBITDA per share (diluted)	$0.44	$0.42	$1.44	$1.27

Total Company
EBITDA	$37,415	$30,435	$152,156	$90,564

EBITDA per share (diluted)	$0.94	$0.77	$3.83	$2.31

Diluted weighted average shares outstanding	39,601,853	39,303,948	39,718,522	39,215,134

(1)    Includes adjustment to amortization as described in the attached press release.
Non-GAAP Financial Disclosure
EBITDA as disclosed represents earnings before interest, taxes, depreciation and amortization. We believe that EBITDA is a useful supplemental measure for assessing the performance of our business segments, although it does not represent net income that is computed in accordance with GAAP. Accordingly, EBITDA should not be considered an alternative for net income as an indicator of our financial performance. EBITDA may not be comparable to similarly titled measures of other companies.

W. P. CAREY & CO. LLC
Reconciliation of Net Income to Funds From Operations (FFO) (Unaudited)
(in thousands, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Investment Management
Net income	$12,685	$7,002	$49,174	$20,394
Amortization, deferred taxes and other non-cash charges	7,114	2,496	32,660	5,443
FFO from equity investments	(2,759)	405	1,616	3,935

FFO — investment management	$17,040	$9,903	$83,450	$29,772

FFO per share (diluted)	$0.43	$0.25	$2.10	$0.76

Real Estate Ownership
Net income	$7,724	$7,303	$24,065	$22,280
Loss (gain) on sale of real estate, net	—	185	(962)	185
Depreciation, amortization and other non-cash charges	4,228	4,033	15,343	12,602
Straight-line and other rent adjustments	660	786	2,116	2,343
Impairment charges	2,317	—	2,317	3,357
FFO from equity investments	464	1,241	4,650	3,711
Minority investees share of FFO	(209)	(178)	(624)	(596)

FFO — real estate ownership	$15,184	$13,370	$46,905	$43,882

FFO per share (diluted)	$0.38	$0.34	$1.18	$1.12

Total Company
FFO	$32,224	$23,273	$130,355	$73,654

FFO per share (diluted)	$0.81	$0.59	$3.28	$1.88

Diluted weighted average shares outstanding	39,601,853	39,303,948	39,718,522	39,215,134

Non-GAAP Financial Disclosure
Funds from operations (FFO) is a non-GAAP financial measure that is commonly used in evaluating real estate companies. Although the National Association of Real Estate Investment Trusts (NAREIT) has published a definition of FFO, real estate companies often modify this definition as they seek to provide financial measures that meaningfully reflect their operations. FFO should not be considered as an alternative to net income as an indication of a company’s operating performance or to cash flow from operating activities as a measure of its liquidity. It should be used in conjunction with GAAP net income. FFO disclosed by other REITs may not be comparable to our FFO calculation.
NAREIT’s definition of FFO adjusts GAAP net income to exclude depreciation and gains/losses from the sales of properties and adjusts for FFO applicable to unconsolidated partnerships and joint ventures. We calculate FFO in accordance with this definition and then include other adjustments to GAAP net income to adjust for certain non-cash charges such as amortization of intangibles, deferred income tax benefits and expenses, straight-line rents, stock compensation, impairment charges on real estate and unrealized foreign currency exchange gains and losses. We exclude these items from GAAP net income as they are not the primary drivers in our decision making process. Our assessment of our operations is focused on long term sustainability and not on such non-cash items which may cause short-term fluctuations in net income but that have no impact on cash flows.

W. P. CAREY & CO. LLC
Adjusted Cash Flow from Operating Activities (Unaudited)
(in thousands)

	Nine months ended September 30,
	2007	2006
Cash flow from operating activities — as reported	$24,893	$48,860
Adjustments:
CPA®:16 — Global performance adjustment, net (1)	9,425	3,493
CPA®:12/14 Merger — payment of taxes (2)	20,708	—
Distributions received from equity investments in real estate in excess of equity income (3)	8,077	4,669
Changes in working capital (2)	4,995	2,031

Adjusted cash flow from operating activities	$68,098	$59,053

Distributions paid	$53,432	$51,590

Payout ratio (distributions paid/adjusted cash flow)	78%	87%

Non-GAAP Financial Disclosure
Adjusted cash flow from operating activities is a non-GAAP financial measure that represents cash flow from operating activities on a GAAP basis adjusted for certain timing differences and deferrals as described below. We believe that adjusted cash flow from operating activities is a useful supplemental measure for assessing the cash flow generated from our core operations and is used in evaluating distributions to shareholders. Adjusted cash flow from operating activities should not be considered as an alternative for cash flow from operating activities computed on a GAAP basis as a measure of our liquidity. Adjusted cash flow from operating activities may not be comparable to similarly titled measures of other companies.

(1)	Amounts deferred in lieu of CPA®:16 — Global achieving its performance criterion, net of a 45% tax provision. In determining cash flow generated from our core operations, we believe it is more appropriate to normalize cash flow for the impact of CPA®:16 — Global achieving its performance criterion, rather than recognizing the entire deferred amount in the quarter in which the performance criterion was met as this revenue was actually earned over a three year period.

(2)	Timing differences arising from the payment of certain liabilities in a period other than that in which the expense is recognized in determining net income may distort the actual cash flow that our core operations generate. We adjust our GAAP cash flow from operations to record such amounts in the period in which the liability was actually incurred. We believe this is a fairer measure of determining our cash flow from core operations.

(3)	We take a substantial portion of our asset management revenue in shares of the CPA® REIT funds. To the extent we receive distributions in excess of the equity income that we recognize, we include such amounts in our evaluation of cash flow from core operations.